As filed with the Securities and Exchange Commission on October 19, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE CORPORATION plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1644664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard B. Barker

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

David L. Emmons

Clinton W. Rancher

Lakshmi Ramanathan

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS

NOBLE CORPORATION plc

27,890,529 A Ordinary Shares

This prospectus relates to the resale, from time to time, by one or more selling shareholders identified in this prospectus or in a subsequent prospectus supplement of up to 27,890,529 A ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of us.

We are registering the offer and sale of the Ordinary Shares pursuant to registration rights we have granted under a registration rights agreement dated as of October 3, 2022 (the “Business Combination RRA”), as further described herein. We have agreed to bear all of the expenses incurred in connection with the registration of the Ordinary Shares. The selling shareholders will pay or assume brokerage commissions and similar charges, if any, incurred in the sale of the Ordinary Shares.

We are not selling any Ordinary Shares under this prospectus, and we will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders under this prospectus. Our registration of the Ordinary Shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of the Ordinary Shares. The Ordinary Shares to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers, or agents. The selling shareholders will determine at what price they may sell the Ordinary Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at prices related to prevailing market prices or at negotiated prices. See “Plan of Distribution” and “Selling Shareholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on the New York Stock Exchange (“NYSE”) and the Nasdaq Copenhagen A/S (“Nasdaq Copenhagen”) under the symbols “NE” and “NOBLE,” respectively.

Investing in the Ordinary Shares involves risks. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of the risks regarding an investment in the Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 19, 2022.

ABOUT THIS PROSPECTUS

Unless we otherwise indicate, or unless the context requires otherwise, references in this prospectus to “Noble,” the “Company,” “we,” “us” and “our” refer collectively to (i) Noble Holding Corporation plc (formerly known as Noble Corporation plc), a public limited company incorporated under the laws of England and Wales (“Legacy Noble”), and its consolidated subsidiaries prior to February 5, 2021, the effective date (the “Effective Date”) of the Joint Plan of Reorganization of Noble Corporation plc and its Debtor Affiliates (as amended, modified or supplemented, the “Plan”) and emergence from the bankruptcy proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), (ii) Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), and its consolidated subsidiaries on and after the Effective Date and prior to the September 30, 2022, the effective date of the Merger (as defined herein) (the “Merger Effective Date”), and (iii) Noble Corporation plc, a public limited company formed under the laws of England and Wales (formerly known as Noble Finco Limited) (“Topco”), and its consolidated subsidiaries (including Noble Cayman) on and after the Merger Effective Date, as applicable. As a result of the Merger, Topco became the successor issuer to Noble Cayman pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the section “Description of Share Capital,” references to “Topco,” the “Company,” “we,” “us” and “our” refer only to Topco and not to any of our subsidiaries.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). This prospectus provides you with a general description of us and the securities that may be offered by the selling shareholders. Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), each time securities are offered by the selling shareholders pursuant to this prospectus, the selling shareholders may be required to provide you with this prospectus and, in certain cases, a prospectus supplement that will contain specific information about the selling shareholders and the terms of the securities being offered. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and any prospectus supplement, in addition to the information contained in the documents we refer to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not, and the selling shareholders have not, authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus or in any free writing prospectuses we have prepared. We and the selling shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the selling shareholders are not, making any offer to sell the Ordinary Shares in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the date on the cover of this prospectus or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus or of any sale of the Ordinary Shares. Our business, financial condition, results of operations and prospects may have changed since such dates.

We have not, and the selling shareholders have not, taken any action to permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Ordinary Shares and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

IMPORTANT INFORMATION ABOUT U.S. GAAP, NON-GAAP, IFRS AND NON-IFRS FINANCIAL MEASURES

Noble Cayman’s financial statements included or incorporated by reference herein have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

The financial statements of The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”), included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

This prospectus includes or incorporates by reference certain references to financial measures that were not prepared in accordance with U.S. GAAP or IFRS. We believe that the presentation of non-GAAP or non-IFRS results, as applicable, is useful to investors for analyzing their respective business and business trends and comparing performance to prior periods, along with enhancing investors’ ability to view Noble Cayman’s or Maersk Drilling’s results, as applicable, from management’s perspective. The presentation of this additional information should not be considered a substitute for results prepared in accordance with U.S. GAAP or IFRS. The presentation of this non-GAAP or non-IFRS information is not meant to be considered in isolation or as a substitute for Noble Cayman’s or Maersk Drilling’s consolidated financial results prepared in accordance with U.S. GAAP or IFRS, respectively.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to U.S. GAAP informational requirements of the Exchange Act, and in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports and other information filed by us with the SEC are available at the SEC’s website at www.sec.gov and are also available free of charge at our website at http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC the Ordinary Shares being offered in this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information about us and the Ordinary Shares, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Statements contained in this prospectus regarding the contents of any contract, agreement or any other document referred to herein are summaries of certain terms thereof and are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract, agreement or other document filed as an exhibit to the registration statement. You can read the registration statement at the SEC’s website at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that we previously filed with the SEC (excluding information deemed to be furnished and not filed with the SEC). These documents contain important information about us and our financial condition:

•

Noble Cayman’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 17, 2022, and Items 10 through 14 of Part III of Amendment No.  1 thereto on Form 10-K/A, filed with the SEC on March 11, 2022;

•

Noble Cayman’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 3, 2022, and the quarterly period ended June 30, 2022, filed with the SEC on August 9, 2022;

•

Noble Cayman’s Current Reports on Form 8-K filed with the SEC on April 16, 2021 (as amended on June  23, 2021), January  14, 2022, April  12, 2022, April  29, 2022, May  10, 2022, June  23, 2022, August  5, 2022, August  9, 2022, August  31, 2022 and September 1, 2022;

•	our Current Reports on Form 8-K filed with the SEC on September 30, 2022, October 3, 2022 (as amended on October 19, 2022) and October 5, 2022;

•

the description of our Ordinary Shares contained in the proxy statement/prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-261780) on April 11, 2022, forming part of the Form S-4 Registration Statement (as defined herein), as we may update that description from time to time;

•

the historical consolidated financial statements of The Drilling Company of 1972 A/S as of December 31, 2021, 2020 and 2019, and for each of the years ended December  31, 2021, 2020 and 2019, included in the Registration Statement on Form S-4, initially filed by Topco on December  20, 2021 and declared effective on April 11, 2022 (the “Form S-4 Registration Statement”); and

•

the disclosure under the headings “Risk Factors,” “Business of Topco Before the Business Combination” and “Business of Maersk Drilling and Certain Information About Maersk Drilling” contained in the proxy statement/prospectus filed pursuant to Rule 424(b) under the Securities Act (File No. 333-261780) on April 11, 2022, forming part of the Form S-4 Registration Statement.

We also incorporate by reference into this prospectus any future filings made by Topco with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion or termination of the offering of the securities under this prospectus. These documents may include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we may file with the SEC, unless otherwise specified in such Current Report on Form 8-K.

You may obtain copies of any of these filings as described below, through the SEC’s Internet website as described above or through our website as described above. Documents incorporated by reference are available from us without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Richard B. Barker

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(281) 276-6100

ABOUT NOBLE

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble provides contract drilling services to the international oil and gas industry with its global fleet of mobile offshore drilling units. Noble focuses on a high-specification fleet of floating and jackup rigs and the deployment of its drilling rigs in oil and gas basins around the world. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921.

Our principal executive offices are located at 13135 Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and our telephone number at that address is (281) 276-6100. Our website address is http://www.noblecorp.com. The information contained on or linked to or from our website is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, and you should not consider such information part of this prospectus or rely on any such information in making your decision whether to purchase the Ordinary Shares.

RISK FACTORS

Investing in the Ordinary Shares involves significant risks. Before making an investment decision, you should carefully consider the risks described in this prospectus and the risks described under “Risk Factors” and elsewhere in any prospectus supplement, our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein, together with all of the other information included in this prospectus, any prospectus supplement and the documents incorporated by reference herein. If any of the risks discussed in this prospectus or the documents incorporated by reference herein occur, our business, prospects, liquidity, financial condition and results of operations could be materially impaired, in which case the price of the Ordinary Shares could decline significantly, and you could lose all or part of your investment. Some statements included or incorporated by reference in this prospectus constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated in this prospectus, including those regarding the impact of our emergence from bankruptcy on our business and relationships, the global novel strain of coronavirus (“COVID-19”) pandemic and agreements regarding production levels among members of the Organization of Petroleum Exporting Countries (“OPEC”) and other oil and gas producing nations (together with OPEC, “OPEC+”), and any expectations we may have with respect thereto, and those regarding rig demand, peak oil, the offshore drilling market, oil prices, contract backlog, fleet status, our future financial position, business strategy, impairments, repayment of debt, credit ratings, liquidity, borrowings under any credit facilities or other instruments, sources of funds, cost inflation, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, reactivation, refurbishment, conversion and upgrade of rigs, rig acquisitions and dispositions, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing, benefits or results of acquisitions or dispositions (including the Business Combination (as defined herein) and the sale by Noble Cayman and certain of its subsidiaries of five jackup rigs known as the Noble Hans Deul, Noble Houston Colbert, Noble Lloyd Noble, Noble Sam Hartley and Noble Sam Turner and all related support and infrastructure to a subsidiary of Shelf Drilling, Ltd. (the “Rig Divestiture”) and our plans, objectives, expectations and intentions related to the Business Combination), and timing for compliance with any new regulations, are forward-looking statements. When used in this prospectus or in the documents incorporated by reference, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “shall,” “will” and similar expressions are intended to be among the statements that identify forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and we undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. We have identified factors, including but not limited to risks and uncertainties relating to the Business Combination and the Rig Divestiture (including the risk that the Business Combination disrupts Noble’s current plans, potential difficulties in employee retention as a result of the Business Combination, the outcome of any legal proceedings that may be instituted against Noble related to the Business Combination Agreement or the Business Combination, volatility in the price of the securities of Topco due to a variety of factors, including changes in the competitive markets in which Noble plans to operate, variations in performance across competitors, changes in laws and regulations affecting Noble’s business and changes in the combined capital structure, the ability to implement business plans, forecasts, and other expectations (including with respect to synergies and financial and operational metrics, such as EBITDA and free cash flow) in connection with the Business Combination, the ability to identify and realize additional opportunities, the failure to realize anticipated benefits of the Business Combination, the potential impact of the Business Combination on relationships with third parties, and risks associated with assumptions that parties make in connection with the parties’ critical accounting estimates and other judgments), the effects of public health threats, pandemics and epidemics, such as the ongoing outbreak of COVID-19, and the adverse impact thereof on our business, financial condition and results of operations (including but not limited to our growth, operating costs, supply chain, availability of labor, logistical capabilities, customer demand for our services and industry demand generally, our liquidity, the price of our securities and trading markets with respect thereto, our ability to access capital markets, and the global economy and financial markets generally), the effects of actions by or disputes among OPEC+ members with respect to production levels or other matters related to the price of oil, market conditions, cost inflation, factors affecting the level of activity in the oil and gas industry, the conflict in Ukraine, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, operating hazards and delays, risks associated with operations outside the United States, actions by regulatory authorities, credit rating agencies, customers, joint venture partners, contractors, lenders and other third parties, legislation and regulations affecting drilling operations, compliance with or changes in environmental, health, safety, tax and other regulations or requirements or initiatives (including those addressing the impact of global climate change or air emissions), violations of anti-corruption laws, shipyard risk and timing, delays in mobilization of rigs, hurricanes and other weather conditions, and the future price of oil and gas, that could cause actual plans or results to differ materially from those included in any forward-looking statements. Actual results could differ materially from those expressed as a result of various factors. These factors include those referenced or described under “Risk Factors” in this prospectus and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, or in our other filings with the SEC. We cannot control such risk factors and other uncertainties, and in many cases, we cannot predict the risks and uncertainties that could cause our actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating an investment in the Ordinary Shares.

USE OF PROCEEDS

The Ordinary Shares offered hereby are being registered for the account of the selling shareholders identified in this prospectus or in a subsequent prospectus supplement. See “Selling Shareholders.” All net proceeds from the sale of the Ordinary Shares will go to the selling shareholders. We will not receive any proceeds from the sale of the Ordinary Shares by the selling shareholders pursuant to this prospectus. The selling shareholders will pay any underwriting fees, discounts or commissions and transfer taxes relating to the sale of the Ordinary Shares. We will pay all other costs, fees and expenses incurred in effecting the registration of the Ordinary Shares covered by this prospectus, including, without limitation, the SEC registration fee with respect to the Ordinary Shares covered by this prospectus, reasonable fees and expenses of our counsel, auditors and accountants and reasonable fees and expenses of underwriters to the extent customarily paid by issuers or sellers of securities.

SELLING SHAREHOLDERS

This prospectus relates to the resale, from time to time, by the selling shareholders included in the table below and their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus, which we refer to collectively as the selling shareholders, of up to 27,890,529 Ordinary Shares. The Ordinary Shares are being registered pursuant to registration rights granted to the selling shareholders under the Business Combination RRA.

The information provided below with respect to the selling shareholders has been furnished to us by or on behalf of the selling shareholders and is current as of October 10, 2022, unless otherwise indicated below. The information provided below with respect to the selling shareholders may change over time, and selling shareholders may be added. Any changed or new information given to us by the selling shareholders, including regarding the identity of, and the securities held by, each selling shareholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The selling shareholders may offer any or all of their Ordinary Shares for resale from time to time pursuant to this prospectus. However, the selling shareholders are under no obligation to sell any of the Ordinary Shares offered pursuant to this prospectus. Because the selling shareholders may sell none, all or some of the Ordinary Shares owned by them, we cannot estimate the number or percentage of Ordinary Shares that will be beneficially owned by the selling shareholders after this offering and have therefore made certain assumptions with respect thereto as indicated in the table below. In addition, the selling shareholders may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which the selling shareholders provided the information regarding the Ordinary Shares owned by them, all or some of the Ordinary Shares owned by them in transactions exempt from the registration requirements of the Securities Act.

To our knowledge, none of the selling shareholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of the Ordinary Shares or the shares of Maersk Drilling, nominal value Danish krone (“DKK”) 10 per share (“Maersk Drilling Shares”), as applicable, except in connection with (i) the Business Combination Agreement (as defined and described below), (ii) the Undertaking (as defined and described below), (iii) the Business Combination RRA (as described under “Description of Share Capital—Registration Rights”) and (iv) the New Relationship Agreement (as defined and described under “Description of Share Capital—Appointment of Directors”). For more information, see “—Relationships.”

Name of Selling Shareholder (1)	Number of Ordinary Shares Beneficially Owned Prior to Offering	Number of Ordinary Shares That May Be Offered Hereby	Number of Ordinary Shares Beneficially Owned After Offering (2)	Percentage of Ordinary Shares Beneficially Owned After Offering (2)
APMH Invest A/S (3)	27,890,529	27,890,529	—	—%

*	Less than 1%.
(1)

The number of Ordinary Shares shown in the table includes Ordinary Shares that would be held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)

Assumes the selling shareholders sell all of the Ordinary Shares offered pursuant to this prospectus. The percentage of Ordinary Shares beneficially owned is based upon 130,784,843 Ordinary Shares outstanding as of October 10, 2022.

(3)

According to information provided by APMH Invest A/S (“APMH Invest”), APMH Invest is a wholly owned direct subsidiary of A.P. Møller Holding A/S, a company incorporated in Denmark (“APMH”), which is in turn a wholly owned direct subsidiary of A.P. Møller og Hustru Chastine Mc-Kinney Møllers Fond til almene Formaal, a commercial foundation established under the laws of Denmark (the “A.P. Moller Foundation”). Under SEC rules and regulations, each of APMH and the A.P. Moller Foundation may be deemed to have beneficial ownership of the shares held by APMH Invest. The A.P. Moller Foundation is a

“self-owning” institution; it has no shareholders or owners and its affairs are managed by a board of trustees and executive management under the regulatory supervision of the Danish Business Authority. The address for APMH Invest is Esplanaden 50, 1263 Copenhagen K, Denmark.

Relationships

On November 10, 2021, Noble Cayman entered into a Business Combination Agreement (as amended, the “Business Combination Agreement”) with Topco, Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of Topco (“Merger Sub”), and Maersk Drilling.

Concurrently with the entry into the Business Combination Agreement, APMH Invest, which held approximately 41.6% of the issued and outstanding Maersk Drilling Shares, entered into an irrevocable undertaking (the “Undertaking”) with Noble Cayman, Topco and Maersk Drilling, pursuant to which APMH Invest, among other things, agreed to (a) accept the Offer (as defined herein) in respect of the Maersk Drilling Shares that it owned and not withdraw such acceptance; (b) waive the right to receive any cash consideration in the Offer; (c) vote against any resolution to approve a competing alternative proposal; and (d) be bound by certain transfer restrictions with respect to the Maersk Drilling Shares that it owned subject to certain exceptions. The Undertaking would lapse if (i) the Business Combination Agreement was terminated in accordance with its terms; (ii) Topco announced that it did not intend to make or proceed with the Business Combination or (iii) the Offer lapsed or was withdrawn and no new, revised or replacement offer was announced within 10 business days.

On October 3, 2022 (the “Closing Date”), pursuant to the Business Combination Agreement, Topco completed a voluntary tender exchange offer to Maersk Drilling’s shareholders (the “Offer” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and because Topco acquired more than 90% of the issued and outstanding Maersk Drilling Shares, Topco will redeem all remaining Maersk Drilling Shares not exchanged in the Offer for, at the election of the holder, either Ordinary Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase (the “Compulsory Purchase”).

In connection with the Offer and the Compulsory Purchase, each Maersk Drilling Share was (in the case of the Offer) or will be (in the case of the Compulsory Purchase) exchanged for either (i) 1.6137 newly and validly issued, fully paid and non-assessable Ordinary Shares (the “Exchange Ratio”) or (ii) cash consideration (payable in DKK). The Offer was subject to a cash consideration cap per Maersk Drilling shareholder of $1,000 and an aggregate cap on cash consideration payable to all Maersk Drilling shareholders of $50 million. Consequently, in relation to the Offer, Maersk Drilling shareholders who elected to receive cash consideration received, as applicable, (a) $1,000 for the applicable portion of their Maersk Drilling Shares and the balance of Maersk Drilling Shares in Ordinary Shares in accordance with the Exchange Ratio, or (b) the amount corresponding to the total holding of their Maersk Drilling Shares if such holding of Maersk Drilling Shares represents a value equal to or less than $1,000 in the aggregate, subject to any reduction under the aggregate cap described in the preceding sentence. Further, during the Offer, a Maersk Drilling shareholder holding Maersk Drilling Shares exceeding a value of $1,000 in the aggregate could not elect to receive less than $1,000 in cash consideration if the cash consideration in lieu of Ordinary Shares was elected.

In accordance with the Business Combination Agreement, on the Closing Date, Claus V. Hemmingsen, a member of the board of trustees of the A.P. Moller Foundation and of the board of directors of APMH, was appointed to the board of directors of Topco (the “Topco Board”) by Maersk Drilling. In addition, Claus V. Hemmingsen, Martin N. Larsen, chief executive officer and member of the board of directors of APMH Invest and chief financial officer of APMH, and Robert Maersk Uggla, a member of the board of directors of APMH Invest and chief executive officer of APMH, each of whom has served as a director of Maersk Drilling since 2019, continue to serve in such capacity and are expected to continue to serve in such capacity until on or around November 15, 2022.

DESCRIPTION OF SHARE CAPITAL

The following is a description of our share capital and related provisions of the Amended and Restated Articles of Association of Topco (the “Topco Articles of Association”) and applicable English law and the Company Warrant Agreements (as defined herein). This description is only a summary and does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Topco Articles of Association and the Company Warrant Agreements, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and applicable English law.

Description of Ordinary Shares

The following description of Ordinary Shares is a summary. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Topco Articles of Association. You are urged to read the Topco Articles of Association and relevant provisions of the Companies Act of 2006 of the United Kingdom, as amended from time to time (the “Companies Act”), for a more complete understanding of the rights conferred by Ordinary Shares.

Capital Structure

The rights of, and restrictions applicable to, the Ordinary Shares are prescribed in the Topco Articles of Association, subject to the Companies Act.

Share Capital

Under English law, the directors of a public limited company do not, save in certain limited circumstances (such as in respect of employee share schemes), have authority to allot new shares in the capital of a company without the authority of an ordinary resolution of its shareholders. Noble Corporation 2022 Limited, as the sole shareholder of Topco prior to the Merger Effective Date passed: (i) prior to commencement of the Offer, an ordinary resolution granting the directors authority to allot Ordinary Shares up to an aggregate nominal amount of US$1,565 in connection with the Business Combination and the Offer; and (ii) prior to the Merger Effective Time (as defined herein), an ordinary resolution granting the directors authority, conditional on Topco acquiring at least 90% of the issued and outstanding shares of Maersk Drilling, nominal value DKK 10 per share, to allot that number of Capitalization shares (as defined below) which have an aggregate nominal value equal to the amount that would be credited to Topco’s merger reserve on its balance sheet as a result of the Offer. As noted below, the Capitalization shares have no entitlement to dividends or any right to participate in any distribution on a winding up of Topco save that, after the return of the nominal value paid up or credited as paid up on every other class of share in the capital of Topco and the distribution of US$100,000,000 to each holder thereof, the Capitalization share shall be entitled to GBP£1. The Capitalization shares issued immediately following completion of the Business Combination (which for this purpose means upon completion of the Offer) will be cancelled in their entirety pursuant to the reduction of capital to be undertaken following completion of the Business Combination. Noble Corporation 2022 Limited, as the sole shareholder of Topco prior to the Merger Effective Date, also passed an ordinary resolution to grant the directors authority to allot shares, for a period of five years, up to an aggregate nominal amount of US$271. Shareholder approval will be necessary no less frequently than every five years to renew this authorization.

Topco’s share capital will consist of:

A Ordinary Shares: A ordinary shares are denominated in US Dollars with a nominal value of US$0.00001 each. A ordinary shares shall be issued with voting rights attached to them and each A ordinary share shall rank equally with all other shares in the capital of Topco that have voting rights for voting purposes. Each A ordinary share shall rank equally with all other shares in the capital of Topco for any dividend declared. Each A ordinary share shall rank equally with all other shares in the capital of Topco for any distribution made on a winding up of the Topco.

B Ordinary Shares: B ordinary shares are denominated in British Pounds Sterling with a nominal value of GBP£1 each. B ordinary shares shall be issued without voting rights attached to them. B ordinary shares shall have no entitlement to dividends. B ordinary shares do not have any right to participate in any distribution on a winding up of Topco save that after the return of the nominal value paid up or credited as paid up on every A ordinary share in the capital of Topco and the distribution of £100,000,000 to each holder thereof, each B ordinary share shall be entitled to £1. The B ordinary shares may be issued as redeemable shares.

Capitalization Shares: Capitalization shares shall be denominated in US Dollars with a nominal value of US$1 each. Capitalization shares shall be issued without voting rights attached to them. Capitalization shares shall have no entitlement to dividends. Capitalization shares shall not have any right to participate in any distribution on a winding up of Topco save that after the return of the nominal value paid up or credited as paid up on every other class of share in the capital of Topco and the distribution of US$100,000,000 to each holder thereof, each Capitalization share shall be entitled to US$1. The Capitalization shares may be issued as redeemable shares.

In connection with the Merger, Topco issued Ordinary Shares to Noble Cayman shareholders. Additionally, in connection with the consummation of the Offer, Ordinary Shares were issued to the Maersk Drilling shareholders on the Closing Date.

Pre-emptive Rights, Share Warrants and Options

The Companies Act grants pre-emptive rights on the issue of Ordinary Shares. Consequently, the Topco Board, save in limited circumstances, can only issue shares if they are first offered to existing holders of the Ordinary Shares in proportion to their existing holdings, unless a special resolution has been passed to grant them authority to issue shares on a non pre-emptive basis. Prior to the Merger Effective Time, Noble Corporation 2022 Limited, as the sole shareholder of Topco at such time, passed a special resolution excluding pre-emptive rights for a period of five years with respect to the allotment of up to a maximum nominal amount of US$271. Shareholder approval will be necessary no less frequently than every five years to renew this authorization.

Warrants

On the Merger Effective Date, pursuant to the Business Combination Agreement, Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Topco, and (i) each ordinary share, par value $0.00001 per share, of Noble Cayman (“Noble Cayman Shares”) issued and outstanding prior to the effective time of the Merger (the “Merger Effective Time”) was converted into one newly and validly issued, fully paid and non-assessable Ordinary Share, and (ii) (a) each warrant to purchase Noble Cayman Shares issued pursuant to the applicable Noble Cayman Warrant Agreements (as defined herein) and outstanding immediately prior to the Merger Effective Time (collectively, the “Noble Cayman Warrants”) was converted automatically into a warrant to acquire a number of Ordinary Shares equal to the number of Noble Cayman Shares underlying such warrant, with the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the applicable Noble Cayman Warrant Agreement (collectively, the “Company Warrants”), (b) the (I) Tranche 1 Warrant Agreement, (II) Tranche 2 Warrant Agreement and (III) Tranche 3 Warrant Agreement, each dated as of February 5, 2021, by and among Noble Cayman, Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Noble Cayman Warrant Agreements”) were terminated and (c) Topco entered into a new (I) Tranche 1 Warrant Agreement, (II) Tranche 2 Warrant Agreement and (III) Tranche 3 Warrant Agreement, each dated as of September 30, 2022, by and among Topco, Computershare Inc. and Computershare Trust Company, N.A. (collectively, the “Company Warrant Agreements”). The Company Warrant Agreements have substantially similar terms as were in effect immediately prior to the Merger Effective Time pursuant to the Noble Cayman Warrant Agreements. Immediately following completion of the Business Combination, there were 14,539,883 Company Warrants outstanding.

Dividends

Under the Companies Act, Topco may pay a dividend out of its distributable profits.

Under the Topco Articles of Association, the Topco Board may from time to time recommend, and Topco may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by the Companies Act and the Topco Articles of Association. Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Dividends may be declared and paid in any currency or currencies that the Topco Board may determine, using an exchange rate selected by the Topco Board for any currency conversions required. No dividend or other money payable in respect of an Ordinary Share shall bear interest against Topco, unless otherwise provided by the rights attached to the share.

Share Repurchases, Redemptions and Conversions

Repurchase

Subject to the Companies Act and to any pre-emptive rights the holders of Ordinary Shares may have, Topco may repurchase any of its own shares (including any redeemable shares, if the Topco Board should decide to issue any) by way of “off market purchases” with the prior approval of an Ordinary Shareholder resolution (i.e., passed with the majority of the votes cast). Such approval may be for a specific repurchase or constitute a general authority lasting for up to five years from the date of the resolution, and renewal of such approval for additional five-year terms may be sought more frequently. However, shares may only be repurchased out of distributable reserves or, subject to certain exceptions, the proceeds of a fresh issue of shares made for that purpose. Noble Corporation 2022 Limited, as the sole shareholder of Topco prior to the Merger Effective Date, passed an ordinary resolution authorizing the repurchase of up to 15% per annum of the issued share capital as of the beginning of each fiscal year for a five year period (subject to an overall aggregate maximum of 20,601,161).

Redemption

Under the Companies Act, Topco may issue shares which will or can be redeemed by Topco or by the holder of such redeemable shares. The Ordinary Shares are not subject to any redemption or exchange provisions.

Treasury Shares

Under the Companies Act, following the redemption or repurchase of shares, Topco may hold the shares in treasury (and subsequently cancel them, sell them, or transfer them for the purpose of or under an employees’ share scheme) to the extent it is authorized to do so by an ordinary resolution (passed by a simple majority of those voting in person or by proxy) of the Topco shareholders. There must at all times be sufficient shares in Topco outstanding that are not held in treasury to satisfy the minimum share capital requirements under the Companies Act.

Consolidation and Division; Subdivision

Under the Companies Act, Topco may, by ordinary resolution (passed by a simple majority of those voting in person or by proxy), consolidate all or any of its share capital into shares of larger amount than its existing shares, or subdivide all or any of its existing shares into shares of a smaller amount than its existing shares.

Reduction of Share Capital

Under the Companies Act, Topco may reduce its capital only by way of a court approved procedure, preceded by the approval of a majority of three-quarters of its shareholders.

Annual General Meetings of Shareholders

Topco must hold its annual general meeting in each period of six months beginning with the day following its accounting reference date (which is its accounting year end of December 31).

The notice of the general meeting must state the time, date and place of the meeting and the general nature of the business to be dealt with, and must state whether the meeting is a physical meeting or a hybrid meeting.

Under English law and the Topco Articles of Association, an annual general meeting must be called by at least 21 clear days’ notice. This notice period can be shortened if all shareholders who are permitted to attend and vote agree to the shorter notice. A meeting other than the annual general meeting must be called by not less than 14 clear days’ notice, but this too can be longer or shortened by agreement.

“clear days” means calendar days and excludes (1) the date on which a notice is given or a request received; and (2) the date of the meeting itself.

One or more shareholders holding at least 5% of the total voting rights of all shareholders who have the right to vote on the resolution, or at least 100 shareholders who have a right to vote and hold (on average) at least £100 per shareholder of paid-up share capital can require resolutions to be put before the annual general meeting (including, for the avoidance of doubt, a resolution to appoint a director).

General Meetings of Shareholders

The Companies Act requires the Topco Board, if it receives a written requisition from Topco shareholders representing at least 5% of such of the paid up capital of Topco as carries the right of voting at general meetings (the “Requisitioners”) to, within 21 days, call a general meeting of Topco shareholders or a meeting of the holders of that class of shares, as applicable, to be held as soon as practicable and in any event not later than 28 days after the date of the notice convening the meeting. The requisition must state the business to be considered at the meeting, must be signed by or on behalf of the Requisitioners, and must be submitted to Topco’s registered office.

Under the Companies Act, if the Topco Board does not, within 21 days of the date of the deposit of a valid requisition from Requisitioners, call a meeting of Topco shareholders to be held within 28 days of the notice convening the meeting, the Requisitioners (or those representing more than a one half of the total voting rights of the Requisitioners) may call a meeting of Topco shareholders to be held within three months of the date of deposit of the requisition. A meeting called by the Requisitioners in this manner must be called in the same manner, as nearly as possible, as meetings are called by the Topco Board. Topco must reimburse any reasonable expenses incurred by the Requisitioners in calling the meeting if the Topco Board has failed to properly call a requisitioned meeting.

Under the Topco Articles of Association, a general meeting of Topco shareholders may also be called by the Topco Board.

Quorum for Meetings of Shareholders

Under the Topco Articles of Association, except as otherwise provided by law or the Topco Articles of Association, a quorum shall be members who, present in person (which, in the case of a corporate member shall include being present by a representative) or by proxy, together represent at least the majority of the total voting rights of all the members entitled to vote in relation to the meeting. Certain specified matters require a quorum of two-thirds of the total voting rights, being (i) the adoption of a resolution to remove a serving board member; and (ii) amendments to certain provisions of the Topco Articles of Association.

Voting

Under the Topco Articles of Association, all resolutions at an annual general meeting or other general meeting must be decided on a poll.

On a poll, each Topco shareholder present in person or by proxy is entitled to one vote for each Topco Share in the name of the shareholder on record at the relevant record date.

Under the Companies Act, an ordinary resolution proposed at an annual general meeting or other general meeting of the shareholders requires approval by a simple majority of the voting rights represented in person or by proxy at the meeting. Matters requiring an ordinary resolution under the Companies Act include the following:

•	approval of directors’ long-term service contracts, substantial property transactions with or loans to directors;

•	ratification of acts by directors;

•	the approval of the directors’ remuneration report and remuneration policy;

•	a subdivision or consolidation of share capital;

•	a redenomination of share capital; and

•	authorization of off-market share purchases.

Under the Companies Act, a special resolution proposed at an annual general meeting or other general meeting of the shareholders requires approval by not less than 75% of the voting rights represented in person or by proxy at the meeting. Matters requiring a special resolution under the Companies Act include the following:

•	altering a company’s articles of association;

•	re-registration of a company from public to private or from private to public;

•	changing the name of a company (unless otherwise provided for in the company’s articles of association—the Topco Articles of Association permit the company’s name to be changed by the Topco Board);

•	varying the class rights of shares, unless otherwise provided for in the articles of association;

•	reducing share capital;

•	implementing a scheme of arrangement; and

•	commencing or terminating a member’s voluntary winding up.

Variation of Rights Attaching to a Class of Shares

Under the Companies Act, any variation of class rights attaching to the issued shares of Topco requires the approval of a special resolution passed by a majority of not less than 75% of the voting rights of that class represented in person or by proxy at a separate meeting of the shareholders of the relevant class.

Inspection of Books and Records

Under the Companies Act, a company’s register of shareholders must be kept available for inspection. Inspection is free for Topco shareholders but Topco may charge a prescribed fee to any other person who intends to inspect the register. In addition, anyone may request a copy of an English company’s register of shareholders on payment of a prescribed fee and delivery to the company of a written request containing certain information, including the purpose for which the copy register will be used.

English law also provides that certain corporate records of Topco, including a register of its directors, secretary, directors’ indemnities and directors’ service contracts, must be open for inspection for at least two hours in each business day.

The accounting records of a public English company must be open at all times to inspection by its officers. Topco’s statutory books and records shall, to the extent required by the Companies Act, be kept at Topco’s registered office.

Acquisitions

An English private limited company may be acquired in a number of ways, including by means of a “scheme of arrangement” between the company and its shareholders or by means of a takeover offer.

Scheme of Arrangement

A “scheme of arrangement” is a statutory procedure under the Companies Act pursuant to which the English courts may approve an arrangement between an English company and some or all of its shareholders. In a “scheme of arrangement,” the company would make an initial application to the court to convene a meeting or meetings of its shareholders at which a majority in number of shareholders representing 75% of the voting rights of the shareholders present and voting either in person or by proxy at the meeting must agree to the arrangement by which they will sell their shares in exchange for the consideration being offered by the bidder. If the shareholders so agree, the company will return to court to request the court to sanction the arrangement. Upon such a scheme of arrangement becoming effective in accordance with its terms and the Companies Act, it will bind the company and such shareholders.

Takeover Offer

A takeover offer is an offer to acquire all of the outstanding shares of a company (other than shares which at the date of the offer are already held by the offeror). The offer must be made on identical terms to all holders of shares to which the offer relates. If the offeror, by virtue of acceptances of the offer, acquires or contracts to acquire more than 90% in par value of the shares to which the offer relates, the Companies Act allows the offeror to give notice to any non-accepting shareholder that the offeror intends to acquire his or her shares through a compulsory acquisition (also referred to as a “squeeze out”), and the shares of such non-accepting shareholders will be acquired by the offeror six weeks later on the same terms as the offer, unless the shareholder objects to the English court and the court enters an order that the offeror is not entitled to acquire the shares or specifying terms of the acquisition different from those of the offer.

The Companies Act permits a scheme of arrangement or takeover offer to be made relating only to a particular class or classes of a company’s shares.

Additionally, as a result of listing the Ordinary Shares in Denmark on Nasdaq Copenhagen, certain Danish takeover restrictions likely apply to attempted takeovers of Topco. The Executive Order No. 636 of 15 May 2020 on Takeover Bids (in Danish: “bekendtgørelse om overtagelsestilbud”) (the “Danish Takeover Order”) includes rules concerning public tender offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen). Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the Danish Financial Supervisory Authority (in Danish: “Finanstilsynet”) (the “DFSA”).

The application of the mandatory tender offer rule could inter alia have a deterrent effect on potential acquirers of Ordinary Shares if such acquisition would result in a transfer of control over Topco, if this would trigger an obligation to make a mandatory tender offer.

Disclosure of Interests in Shares

Requirements under the Companies Act

Topco shareholders will also be subject to section 793 of the Companies Act, which is also incorporated in the Topco Articles of Association. Section 793 provides that a company may give notice to any person who it knows or has reasonable cause to believe to be interested in the company’s shares (or to have been interested in the previous three years) requiring that person to provide to the company details of the person’s interest.

If a Topco shareholder fails to respond to such a request within 14 calendar days, Topco can impose sanctions on that holder which include the suspension of voting rights in the relevant shares and, where the relevant shares represent at least 0.25% of the class (excluding treasury shares), the suspension of dividend and share transfer rights. The Topco Board may suspend or terminate any and all of the sanctions in its discretion at any time. These sanctions automatically cease when the Topco shareholder complies with the request.

Requirements under the Exchange Act

Holders of Ordinary Shares shall be subject to certain reporting requirements under the Exchange Act.

Shareholders owning more than 5% of any class of equity securities registered pursuant to Section 12 of the Exchange Act must comply with disclosure obligations under Section 13 of the Exchange Act. Sections 13(d) and 13(g) of the Exchange Act require any person or group of persons who owns or acquires beneficial ownership of more than 5% of certain classes of equity securities to file ownership reports with the SEC on either Schedule 13D or (for passive investors) the short form Schedule 13G.

If the shareholder is required to file a report on Schedule 13D, such a report must include information on, among other things, the acquisition of securities by which the shareholder exceeded the 5% threshold and be filed within 10 days after the acquisition. The schedule is filed with the SEC and is provided to the issuer, as well as to each stock exchange on which the security is traded. Schedule 13G is a shorter alternative to Schedule 13D, which is available to beneficial owners of more than 5% of a class of securities that are considered passive investors. Generally, passive investors are investors that do not intend to control or change the control of a company. A Schedule 13G filing has different information and timing requirements than a Schedule 13D filing.

A filer must, among other things, amend a Schedule 13G promptly upon acquiring beneficial ownership of more than 10% of a registered class of equity securities and must thereafter promptly amend the Schedule 13G upon increasing or decreasing its beneficial ownership by more than 5% of the class. A Schedule 13G filer must change to filing Schedule 13D within 10 days after beneficial ownership first equals or exceeds 20% of the class and is prohibited from voting or acquiring additional securities of the class until 10 days after the Schedule 13D is filed.

Directors and officers of the issuer with a registered class of equity securities, and any person or group that has beneficial ownership of more than 10% of such class, face additional requirements regarding the disclosure of ownership and equity trading. Each such director, officer, person or group will be considered an insider under Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Insiders must make an initial filing on Form 3 within 10 days after the filer’s becoming an insider and must disclose beneficial ownership of all securities of the issuer. Insiders must also file Form 4 reports disclosing transactions resulting in a change in beneficial ownership within two business days following the execution date of the transaction, except for limited types of transactions eligible for deferred reporting on Form 5. In addition, insiders are required to report on Form 5 within 45 days after the issuer’s fiscal year-end any transactions or holdings that should have been, but were not, reported on Form 3 or 4 during the issuer’s most recent fiscal year and any transactions eligible for deferred reporting.

Requirements under Nasdaq Copenhagen

Shareholders in companies with shares admitted to trading and official listing on Nasdaq Copenhagen are, pursuant to Section 38 of the Danish Capital Markets Act, required to give simultaneous notice to the company and the DFSA of the shareholding in the company, when the shareholding reaches, exceeds or falls below thresholds of 5%, 10%, 15%, 20%, 25%, 50% or 90% and limits of one-third or two-thirds of the voting rights or nominal value of the total share capital.

A shareholder in a company means a natural or legal person who, directly or indirectly, holds: (i) shares in the company on behalf of himself/herself/itself and for his/her/its own account; (ii) shares in the company on behalf of himself/herself/itself, but for the account of another natural or legal person; or (iii) depository receipts, where such holder is considered a shareholder in relation to the underlying shares represented by the depository receipts.

The duty to notify set forth above further applies to natural and legal persons who are entitled to acquire, sell or exercise voting rights which are:

•

held by a third party with whom that natural or legal person has concluded an agreement, which obliges them to adopt, by concerted exercise of the voting rights they hold, a lasting common policy towards the management of the issuer in question (common duty to inform for all parties to the agreement);

•	held by a third party under an agreement concluded with that natural or legal person providing for the temporary transfer of the voting rights in question in return for consideration;

•	attached to shares which are lodged as collateral for that natural or legal person, provided the person controls the voting rights and declares an intention of exercising them;

•	attached to shares in which that natural or legal person has a lifelong right of disposal;

•	held, or may be exercised within the meaning of (i) to (iv), by an undertaking controlled by that person or entity;

•	attached to shares deposited with that natural or legal person and which the person can exercise at his/her/its own discretion in the absence of specific instructions from the shareholders;

•	held by a third party in its own name on behalf of that person; or

•	exercisable by that person through a proxy where that person may exercise the voting rights at his/her/its discretion in the absence of specific instructions of the shareholder.

The duty to notify set forth above also applies to anyone, who directly or indirectly holds (a) financial instruments that afford the holder either an unconditional right to acquire or the discretion as to his/her/its right to acquire existing shares (e.g., share options); and/or (b) financial instruments based on existing shares and with an economic effect equal to that of the financial instruments mentioned in (a), regardless of them not affording the right to purchase existing shares (e.g., cash-settled derivatives linked to the value of the shares in question). Holding these kinds of financial instruments counts towards the thresholds mentioned above and may thus trigger a duty to notify by itself or when accumulated with a shareholding.

The notification shall be made promptly but no later than four weekdays after the shareholder was aware or should have become aware of the completion of the transaction, and in accordance with the provisions of Danish

Executive Order no. 1172 of 31 October 2017 on Major Shareholders. The shareholder is deemed to have become aware of the completion of the transaction two weekdays after the completion of the transaction. The shareholder shall disclose the change in voting rights and shares, including the number of voting rights (and the distribution of voting rights among share classes, if applicable) and shares held directly or indirectly by the shareholder following the transaction. The notification shall further state the transaction date on which the threshold was reached or no longer reached and the identity of the shareholder as well as the identity of any natural or legal person with the right to vote on behalf of the shareholder and in the case of a group structure, the chain of controlled undertakings through which voting rights are effectively held. The information shall be notified to the company and simultaneously submitted electronically to the DFSA. Failure to comply with the notification requirements is punishable by fine or suspension of voting rights in instances of gross or repeated non-compliance.

When an obligation to notify rests on more than one natural or legal person the notification may be made through a joint notification. However, use of a joint notification does not exempt the individual shareholders or natural or legal persons from their responsibilities in connection with the obligation to notify or the contents of the notification.

After receipt of the notification, the company shall promptly, but not later than three weekdays thereafter, publish the contents of the notification.

A similar duty, as set forth above, also applies to a company’s holding of treasury shares. A company with shares admitted to trading and official listing on Nasdaq Copenhagen is required to promptly, but not later than four weekdays thereafter, publish an announcement specifying the company’s, direct or indirect, holding of treasury shares, when the holding reaches, exceeds or falls below the thresholds of 5% or 10% of the voting rights or the nominal value of the share capital. This duty applies regardless of whether the company holds the treasury shares itself or through a person acting in his own name but on the company’s behalf.

The Short Selling Regulation (236/2012/EU) includes certain notification requirements in connection with short selling and imposes restrictions on uncovered short selling of shares admitted to trading on a trading venue (including Nasdaq Copenhagen).

When a natural or legal person reaches, exceeds or falls below a net short position of 0.2% of the issued share capital of a company that has shares admitted to trading on a trading venue, such person shall make a notification to the relevant competent authority, which in Denmark is the DFSA. The obligation to notify the DFSA, moreover, applies in each case where the net short position reaches, exceeds or falls below each 0.1% threshold above the 0.2% threshold. In addition, when a natural or legal person reaches, exceeds or falls below a net short position of 0.5% of the issued share capital of a company that has shares admitted to trading on a trading venue in the European Union and each 0.1% above that, such person shall make a public notification of its net short position via the DFSA. The notification requirements apply to both physical and synthetic short positions. In addition uncovered short selling (naked short selling) of shares admitted to trading on a trading venue is prohibited.

A natural or legal person is prohibited from entering into a short sale of shares admitted to trading on a trading venue unless one of the following conditions is satisfied: (i) the natural or legal person has borrowed the share or has made alternative provisions resulting in a similar legal effect; (ii) the natural or legal person has entered into an agreement to borrow the share or has another absolutely enforceable claim under contract or property law to be transferred ownership of a corresponding number of securities of the same class so that settlement can be effected when it is due; or (iii) the natural or legal person has an arrangement with a third party under which that third party has confirmed that the share has been located and has taken measures vis-à-vis third parties necessary for the natural or legal person to have a reasonable expectation that settlement can be effected when it is due. Certain exemptions apply to the prohibition, such as in the case of market-makers or in connection with stabilization in accordance with the Commission Delegated Regulation (EU) 2016/1052.

Anti-Takeover Provisions

Applicability of the UK Takeover Code and Danish Takeover Rules

Takeover offers and certain other transactions in respect of certain public companies are regulated by the Takeover Code, which is administered by the Takeover Panel, a body consisting of representatives of the City of London financial and professional institutions which oversees the conduct of takeovers (the “Takeover Panel”).

An English public limited company is potentially subject to the protections afforded by the Takeover Code if, among other factors, a majority of its directors are resident within the UK, the Channel Islands or the Isle of Man. Based upon Topco’s current and intended plans for its directors, it is anticipated that the Takeover Code will not apply to Topco. However, it is possible that, in the future, circumstances could change that may cause the Takeover Code to apply to Topco.

The protections afforded by the Takeover Code include the requirement that if (i) a person acquires an interest in shares in a company to which the Takeover Code applies, which when taken together with shares already held by him or persons acting in concert with him, carry 30 per cent. or more of the voting rights in the company or (ii) a person who, together with persons acting in concert with him, has an interest in not less than 30 per cent. of the voting rights of the company but does not hold shares carrying more than 50 per cent. of the voting rights in the company acquires additional interests in shares which increase the percentage of shares carrying voting rights in which that person has an interest, the acquiror and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer for the outstanding shares in the company at a price not less than the highest price paid for any interests in the shares by the acquiror or its concert parties during the previous 12 months.

Following Brexit, it is not clear, and the Takeover Panel and the DFSA would need to be consulted with if the Takeover Code ever applied to Topco, how the takeover restrictions in each of the Takeover Code and the Danish Takeover Order would both be applied to Topco if the Takeover Code applied to Topco. The potential application of two differing sets of takeover restrictions could, inter alia, have a deterrent effect on potential acquirers of Ordinary Shares if such acquisition would trigger an obligation to make a mandatory bid and/or a mandatory tender offer, as applicable.

Additionally, as a result of listing the Ordinary Shares in Denmark on Nasdaq Copenhagen, certain Danish takeover restrictions likely apply to attempted takeovers of Topco. The Danish Takeover Order includes rules concerning public tender offers for the acquisition of shares admitted to trading on a regulated market (including Nasdaq Copenhagen). Pursuant to the Danish rules on mandatory tender offers, if a shareholding is transferred directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to, directly or indirectly, in a company with one or more share classes admitted to trading on a regulated market, to an acquirer or to persons acting in concert with such acquirer, the acquirer and the persons acting in concert with such acquirer, if applicable, shall give all shareholders of the company the option to dispose of their shares on identical terms, if the acquirer, or the persons acting in concert with such acquirer, as a result of the transfer, gains control over the company as a result of the transfer. Control exists if the acquirer, or persons acting in concert with such acquirer, directly or indirectly, holds at least one-third of the voting rights in the company, unless it can be clearly proven in special cases that such ownership does not constitute control. Mandatory tender offers may also be subject to certain restrictions regarding the price per share to be offered to the shareholders in the company in question. Exemptions from the mandatory tender offer rules may only be granted under special circumstances by the DFSA.

The application of the mandatory tender offer rule could inter alia have a deterrent effect on potential acquirers of Ordinary Shares if such acquisition would result in a transfer of control over Topco, if this would trigger an obligation to make a mandatory tender offer.

Corporate Governance

Under English law and the Topco Articles of Association, the authority for the overall management of Topco is vested in the Topco Board. The Topco Board may delegate any of its powers on such terms as it thinks fit in accordance with the Topco Articles of Association and English law. Despite this delegation, the Topco Board remains responsible, as a matter of English law, for the proper management of the affairs of Topco and the directors are not allowed to leave the performance of their duties to others. The directors must ensure that any delegation is and remains appropriate and that an adequate system of control and supervision is in place.

Committees may be established by the Topco Board which may meet as they see fit, subject to the requirements of the Topco Articles of Association and such committee’s charter document adopted by the Topco Board from time to time. Under the Topco Articles of Association, the quorum necessary for the transaction of business at any committee meeting may be fixed by the Topco Board. If the quorum is not fixed by the Topco Board, the quorum is a majority of the members of that committee then in office.

Legal Name; Formation; Fiscal Year; Registered Office

Topco was incorporated in England and Wales on October 16, 2020 as a public limited company with company number 12958050. Topco subsequently re-registered as a private limited company on January 13, 2021. Topco subsequently re-registered as a public limited company on May 12, 2022. Topco’s fiscal year ends on December 31 each year. Topco’s registered office address is 3rd Floor 1 Ashley Road, Altrincham, Cheshire, United Kingdom, WA14 2DT. For more information regarding Topco, see “Where You Can Find More Information.”

Register of Shareholders

Topco’s register of shareholders is maintained by Computershare Trust Company, N.A.

Negotiability and Transferability

The Ordinary Shares are negotiable instruments, and no restrictions under the Topco Articles of Association or English law apply to the transferability of the Ordinary Shares.

Compulsory Acquisition of Shares

Under sections 974 to 991 of the Companies Act, if an offeror acquires or contracts to acquire (pursuant to a ‘takeover offer’ as that term is defined in section 974 of the Companies Act) not less than 90 per cent. of the shares (in value and by voting rights) to which such offer relates it may then compulsorily acquire the outstanding shares not assented to the offer. It would do so by sending a notice to outstanding holders of shares telling them that it will compulsorily acquire their shares and then, six weeks later, it would execute a transfer of the outstanding shares in its favor and pay the consideration to Topco, which would hold the consideration on trust for the outstanding holders of shares. The consideration offered to the holders whose shares are compulsorily acquired under the Companies Act must, in general, be the same as the consideration that was available under the takeover offer.

In addition, pursuant to section 983 of the Companies Act, if an offeror acquires or agrees to acquire not less than 90 per cent. of the shares (in value and by voting rights) to which the offer relates, any holder of shares to which the offer relates who has not accepted the offer may require the offeror to acquire his shares on the same terms as the takeover offer. The offeror would be required to give any holder of shares notice of his right to be bought out within one month of that right arising. Sell-out rights cannot be exercised after the end of the period of three months from the last date on which the offer can be accepted or, if later, three months from the date on which the notice is served on the holder of shares notifying them of their sell-out rights. If a holder of shares exercises his/her rights, the offeror is bound to acquire those shares on the terms of the offer or on such other terms as may be agreed.

Appointment of Directors

The Topco Articles of Association provide that the number of directors shall not be less than three nor more than eleven. The Topco Board is currently comprised of seven members.

The Topco Board has the power to appoint a person as a director by simple majority resolution, either to fill a vacancy or as an additional position.

On the Closing Date, Topco entered into a Relationship Agreement (the “New Relationship Agreement”) with APMH Invest, which sets forth certain director designation rights of APMH Invest following the closing of the Business Combination. In particular, pursuant to the New Relationship Agreement, APMH Invest is entitled to designate (a) two nominees to the Topco Board so long as APMH Invest owns no fewer than 20% of the then outstanding Ordinary Shares and (b) one nominee to the Topco Board so long as APMH Invest owns fewer than 20% but no fewer than 15% of the then outstanding Ordinary Shares. Each nominee of APMH Invest will meet the independence standards of the NYSE with respect to Topco; provided, however, that APMH Invest shall be permitted to have one nominee who does not meet such independence standards so long as such nominee is not an employee of Topco or any of its subsidiaries.

Removal of Directors and Vacancies

Under English law and pursuant to the Topco Articles of Association, the Topco shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions in the Topco Articles of Association, provided that 28 “clear days” notice of the resolution is given to the company.

Under the Topco Articles of Association, a person ceases to be a director if:

•	a bankruptcy order is made against that person or a composition is made with that person’s creditors generally in satisfaction of that person’s debts;

•

a registered medical practitioner who is treating that person gives a written opinion to Topco stating that person has become physically or mentally incapable of acting as a director and may remain so for more than three months;

•	the director is absent from meetings of the Topco Board for six consecutive months without permission of the Topco Board and the Topco Board resolves that the relevant director’s office be vacated;

•	that person ceases to be a director by virtue of any provision of the Companies Act or is prohibited from being a director by law; or

•	notification is received by Topco from that person that he is resigning or retiring from his office as director, and such resignation or retirement has taken effect in accordance with its terms.

Duration, Dissolution and Rights upon Liquidation

Topco’s duration will be unlimited but Topco may be dissolved and wound up at any time. There are three types of winding up procedure under the Companies Act:

•	a member’s voluntary winding-up;

•	a creditors’ voluntary winding-up; and

•	a compulsory winding-up.

Generally, a member’s voluntary winding up occurs when the company is solvent and a creditors’ voluntary winding up occurs when it is insolvent. Both processes are initiated by the company passing a special resolution. A liquidator (a qualified insolvency practitioner) needs to be appointed for a creditors’ voluntary winding up.

Upon dissolution, after satisfaction of the claims of creditors, the assets of Topco would be distributed to shareholders in accordance with their respective interests.

Uncertificated Shares

Shares of Topco may be held in either certificated or uncertificated form.

No Liability for Further Calls or Assessments

The shares issued in the Business Combination are, and the shares to be issued in connection with the Compulsory Purchase will be, duly and validly issued and fully paid and non-assessable.

Transfer Agent and Warrant Agent

Under the Topco Articles of Association, subject to the Companies Act, certificated shares may be transferred by an instrument of transfer (in any usual form), duly executed, with such evidence as the Topco Board may reasonably require to show the right of the transferor to make the transfer.

Registration Rights

Certain persons who are holders of Ordinary Shares are entitled to registration rights, as described below.

Bankruptcy RRA

On the Effective Date, Noble Cayman entered into a registration rights agreement (the “Bankruptcy RRA”) with certain parties who received Noble Cayman Shares and Noble Cayman Warrants under the Plan (the “Bankruptcy RRA Holders”). Under the Bankruptcy RRA, Bankruptcy RRA Holders have certain demand and piggyback registration rights, subject to the limitations set forth in the Bankruptcy RRA. Pursuant to their underwritten offering registration rights, Bankruptcy RRA Holders have the right to demand that Topco (as successor to Noble Cayman under the Bankruptcy RRA), register underwritten offerings of any or all of their Registrable Securities (as defined in the Bankruptcy RRA, the “Bankruptcy Registrable Securities”) pursuant to an effective registration statement, subject to certain conditions, including that the aggregate proceeds expected to be received from such an offering is equal to or greater than $20 million, unless such demand is not pursuant to a shelf registration statement, in which case certain Bankruptcy RRA Holders may require that Topco register an underwritten offering for an amount that would enable all remaining Bankruptcy Registrable Securities to be included in such offering. In addition, the Bankruptcy RRA requires Topco to register for resale such Bankruptcy Registrable Securities pursuant to Rule 415 under the Securities Act, including by filing a registration statement on Form S-1 or Form S-3 in accordance with the terms and conditions set forth in the Bankruptcy RRA.

Pacific Drilling Merger RRA

On April 15, 2021, in connection with the closing of the merger with Pacific Drilling Company LLC (the “Pacific Drilling Merger”), Noble Cayman entered into a registration rights agreement (the “Pacific Drilling Merger RRA”) with each of the holders identified therein (the “Pacific Drilling Merger RRA Holders”), pursuant to which, among other things, Topco (as successor to Noble Cayman under the Pacific Drilling Merger RRA) is required to file with the SEC a registration statement registering for resale the Registrable Securities (as defined in the Pacific Drilling Merger RRA, the “Pacific Drilling Merger Registrable Securities”) issued to the Pacific Drilling Merger RRA Holders upon consummation of the Pacific Drilling Merger, and subject to certain limitations set forth therein, certain Pacific Drilling Merger RRA Holders have customary shelf, demand and piggyback registration rights with respect to the Pacific Drilling Merger Registrable Securities. In addition, pursuant to the Pacific Drilling Merger RRA, certain Pacific Drilling Merger RRA Holders have the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of their Pacific

Drilling Merger Registrable Securities by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the Pacific Drilling Merger Registrable Securities of the Pacific Drilling Merger RRA Holder(s) demanding such underwritten offering to be included therein is reasonably likely to result in gross sale proceeds of at least $20 million.

Business Combination RRA

On the Closing Date, Topco entered into the Business Combination RRA with APMH Invest, pursuant to which, among other things, and subject to certain limitations set forth therein, APMH Invest has customary demand and piggyback registration rights. In addition, pursuant to the Business Combination RRA, APMH Invest has the right to require Topco, subject to certain limitations set forth therein, to effect a distribution of any or all of its Ordinary Shares by means of an underwritten offering. Topco is not obligated to effect any underwritten offering unless the dollar amount of the securities of APMH Invest to be sold is reasonably likely to result in gross sale proceeds of at least $20 million.

Listing of Ordinary Shares

The Ordinary Shares are listed and trade on the NYSE and the Nasdaq Copenhagen under the symbols “NE” and “NOBLE,” respectively.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain United States (for purposes of this section, “U.S.”) federal income tax considerations of owning and disposing of the Ordinary Shares by a U.S. Holder (defined below).

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and published administrative rules and pronouncements of the U.S. Internal Revenue Service (the “IRS”), all as in effect on the date hereof (collectively, “Applicable U.S. Tax Law”). Changes in the rules or new interpretations of the rules may have retroactive effect and could significantly affect the U.S. federal income tax considerations described below. We have not requested, and will not request, any ruling or determination from the IRS or any other taxing authority with respect to the tax considerations discussed herein, and the discussion below is not binding upon the IRS or the courts. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position than any position discussed herein.

This summary does not address state, local or non-income tax considerations, nor does it purport to address all aspects of U.S. federal income taxation that may be relevant to a U.S. Holder in light of its individual circumstances or to a U.S. Holder that may be subject to special tax rules (such as persons who are related to Legacy Noble and certain of its subsidiaries that filed the chapter 11 bankruptcy proceedings within the meaning of the Code, persons liable for alternative minimum tax, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons who actually or constructively own or will own 10% or more (by vote or value) of the equity interest of Topco (and any person that is related to Topco), broker-dealers, banks, mutual funds, insurance companies, financial institutions, small business investment companies, regulated investment companies, tax exempt organizations, controlled foreign corporations, passive foreign investment companies, partnerships (or other entities treated as partnerships or other pass-through entities), beneficial owners of partnerships (or other entities treated as partnerships or other pass-through entities), subchapter S corporations, persons who hold the Ordinary Shares as part of a straddle, hedge, conversion transaction or other integrated investment, persons using a mark-to-market method of accounting and persons who are in bankruptcy). Furthermore, this summary assumes that the Ordinary Shares are held only as “capital assets” (within the meaning of section 1221 of the Code). This summary does not address the material U.S. federal income tax considerations of the Business Combination.

For purposes of this discussion, a “U.S. Holder” is a holder of Ordinary Shares that is: (1) an individual citizen or resident of the United States for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of the source of such income; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over the trust’s administration and one or more United States persons (within the meaning of section 7701(a)(30) of the Code) have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of Ordinary Shares, the tax treatment of a partner (or other beneficial owner) generally will depend upon the status of the partner (or other beneficial owner) and the activities of the entity. Partners (or other beneficial owners) of partnerships (or other entities treated as partnerships or other pass-through entities) that are holders of Ordinary Shares should consult their respective tax advisors regarding the U.S. federal income tax considerations of the Ordinary Shares.

THE FOLLOWING SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF ORDINARY SHARES. ALL HOLDERS OF ORDINARY SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, NON-U.S., NON-INCOME AND OTHER TAX CONSIDERATIONS OF THE ORDINARY SHARES.

Dividends Paid on the Ordinary Shares

Subject to the discussion below regarding the passive foreign investment company (“PFIC”) rules, any distributions made by Topco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes and including any taxes withheld from such distributions) with respect to the Ordinary Shares generally should be taxable to a U.S. Holder as foreign source ordinary dividend income. Distributions in excess of current and accumulated earnings and profits should be treated as a non-taxable return of capital to the extent of a U.S. Holder’s basis in the Ordinary Shares and thereafter as capital gain. Topco does not intend to determine its earnings and profits on the basis of U.S. federal income tax principles and, as a result, U.S. Holders should expect to treat all distributions on the Ordinary Shares as dividends.

In general, dividends paid with respect to the Ordinary Shares to certain non-corporate U.S. Holders will be treated as “qualified dividend income,” which is taxable to such U.S. Holder at preferential capital gain tax rates provided that (i) the Ordinary Shares are readily tradable on an established securities market in the United States (such as the NYSE) or Topco is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program, (ii) as discussed below under “—PFIC,” Topco is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year, and (iii) certain holding period and other requirements are satisfied. For purposes of clause (i) above, the Ordinary Shares should be treated as readily tradable on an established securities market in the United States so long as they are listed on the NYSE. Further, Topco believes it will be eligible for the benefits of the Convention Between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and On Capital Gains, or the United States-United Kingdom income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose), in which case Topco would be treated as satisfying the requirements in clause (i) above.

Sale, Exchange or Other Disposition of the Ordinary Shares

Unless a non-recognition provision applies, and subject to the discussion below under “—PFIC,” U.S. Holders generally will recognize capital gain or loss upon the sale, exchange or other disposition of the Ordinary Shares. Such capital gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the U.S. Holder held the Ordinary Shares for more than one year. Long-term capital gains of an individual taxpayer generally are taxed at preferential rates. The deductibility of capital losses is subject to certain limitations.

PFIC

A special set of U.S. federal income tax rules applies to ownership interests in a PFIC. A non-U.S. corporation is a PFIC in any taxable year in which, after taking into account certain look-through rules, either (i) at least 75% of its gross income is passive income or (ii) at least 50% of the average value (determined on a quarterly basis) of its assets is attributable to assets that produce or are held to produce passive income. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of a subsidiary corporation in which it owns, directly or indirectly, a 25% or greater interest, by value. Passive income generally includes, but is not limited to, dividends, interest, rents, royalties and capital gains. If Topco is a PFIC at any time during which a U.S. Holder owns the Ordinary Shares, the U.S. Holder would be subject to additional U.S. information return filing requirements and the potentially materially adverse rules discussed below. While it is not free from doubt, we believe that Topco has not been, and will not become, a PFIC with respect to any taxable year.

If Topco is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, the PFIC rules may alter the tax consequences of owning the Ordinary Shares with respect to gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares. Under the

“default PFIC regime,” in general, an “excess distribution” is any distribution to a U.S. Holder that is greater than 125% of the average annual distributions received by the U.S. Holder (including return of capital distributions) during the three preceding taxable years or, if shorter, a U.S. Holder’s holding period. If Topco is classified as a PFIC for any taxable year during which a U.S. Holder owns Ordinary Shares, gains from the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares would be allocated ratably over a U.S. Holder’s entire holding period and taxed at the highest ordinary income tax rate in effect for each such taxable year (subject to certain exceptions). Moreover, interest would be charged retroactively at the rate applicable to underpayments of tax (with respect to each such tax year’s ratable allocation) through the date of the sale, exchange or other disposition of, and “excess distributions” with respect to, the Ordinary Shares.

Topco does not intend to prepare or provide the information that would enable a U.S. Holder to make a “qualified electing fund” election to opt out of the default PFIC regime. U.S. Holders should consult with their tax advisors with respect to whether the unfavorable PFIC rules may be avoidable by electing to mark the Ordinary Shares to market.

The rules relating to PFICs are extremely complex and U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Topco is treated as a PFIC during any taxable year during which a U.S. Holder will own Ordinary Shares.

The above discussion assumes Topco is not treated as a controlled foreign corporation (a “CFC”) under Applicable U.S. Tax Law, but no assurance can be made in that regard. U.S. Holders are urged to consult their tax advisors regarding the tax considerations of owning Ordinary Shares in the event that Topco is treated as a CFC.

Foreign Asset Reporting

Each U.S. Holder that is an individual that holds, or that is a corporation, partnership or trust formed or availed for the purpose of holding, “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the tax year or more than $75,000 at any time during the tax year (or such larger values as specified in the applicable Treasury Regulations), generally is required to file an information report with respect to such assets with its tax returns. A U.S. Holder is urged to consult its tax advisors regarding its information reporting obligations, if any, with respect to its ownership and disposition of the Ordinary Shares.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to amounts paid to a U.S. Holder in respect of the Ordinary Shares and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of the Ordinary Shares, unless such U.S. Holder is an exempt recipient, such as a corporation. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or a certification that it is not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UK TAX CONSIDERATIONS

The following statements are intended to apply only as a general guide to certain material UK tax considerations for Non-UK Shareholders (as defined below) as a consequence of the ownership and disposition of Ordinary Shares, and are based on current UK tax law and current published practice of HM Revenue & Customs (“HMRC”), both of which are subject to change at any time, possibly with retrospective effect.

The statements relate only to certain limited aspects of the UK taxation treatment of holders of Ordinary Shares who:

a)	are not resident in the UK for any taxation purposes (including for the purposes of any double tax treaty);

b)	do not carry on a trade, profession, or vocation in the UK through a branch or agency or, in the case of a company, carry on a trade in the UK through a permanent establishment;

c)

who hold the Ordinary Shares as investments (other than under an individual savings account or a self-invested personal pension), and not for the purposes of any branch, agency or permanent establishment in the UK; and

d)	who are the absolute beneficial owners of the Ordinary Shares and any dividends paid on them,

(such holders being defined henceforth in this section as “Non-UK Shareholders”).

The statements may not apply to certain classes of Non-UK Shareholders, such as (but not limited to) persons who acquired their Ordinary Shares in connection with an office or employment, or otherwise than for bona fide commercial reasons, persons connected to Topco, dealers in securities, insurance companies, pension schemes, shareholders who are exempt from tax and collective investment schemes.

This summary does not address the UK tax treatment for persons who do not fall within the definition of Non-UK Shareholders (above), including holders who are resident in the UK for any taxation purposes. This summary does not address all possible UK tax consequences relating to the ownership and disposition of Ordinary Shares. In particular, this summary does not address any inheritance tax considerations, or the UK tax treatment of the Company Warrants.

THE SUMMARY BELOW IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE TAX OR LEGAL ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE EFFECTS OF UK TAX LAWS.

UK Taxation of Chargeable Gains

Subject to the paragraph below (dealing with temporary non-residents), Non-UK Shareholders will not generally be subject to UK tax on chargeable gains on the disposal of their Ordinary Shares.

A Non-UK Shareholder who is an individual, who has ceased to have sole UK residence for tax purposes in the UK for a period of five years or less and who disposes of Ordinary Shares during that period may be liable to UK taxation on capital gains on their return to the UK (subject to the relevant conditions being met and any available exemption or relief). If applicable, the tax charge will arise in the tax year that the individual returns to the UK.

UK Taxation of Dividends

Under UK tax legislation, Topco is not required to deduct or withhold tax at source from any dividend payments it makes in respect of the Ordinary Shares. Non-UK Shareholders will not generally be subject to UK tax in respect of any dividends received from Topco in respect of the Ordinary Shares.

Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

The statements below are intended as a general guide only to certain UK stamp duty and SDRT considerations of the acquisition and disposal of Ordinary Shares acquired on completion of the Business Combination, and they apply regardless of whether or not a holder of Ordinary Shares is resident or domiciled in the UK. It should be noted that certain categories of persons, including market makers, brokers, dealers and market intermediaries, are entitled to exemption from stamp duty and SDRT in respect of purchases of securities in specified circumstances. As outlined above, the statements are based on current UK tax law and current published practice of HMRC, both of which are subject to change at any time, possibly with retrospective effect.

General Rules

As a general rule, no stamp duty or SDRT should be payable on an issuance of the Ordinary Shares. However, reference should be made to the statements below in respect of issuances to depositary receipt issuers and clearance services.

The transfer on sale of Ordinary Shares by a written instrument of transfer will generally be liable to UK stamp duty at the rate of 0.5% of the amount or value of the consideration for the transfer (or, in certain circumstances, the market value of the Ordinary Shares), rounded up to the nearest £5 if necessary. The purchaser normally pays the stamp duty.

An unconditional agreement to transfer Ordinary Shares or a conditional agreement to transfer Ordinary Shares which subsequently becomes unconditional (in each case outside the facilities of a clearance service such as the Depository Trust Company (“DTC”), provided an election has not been made and maintained under section 97A Finance Act 1986) will generally give rise to a liability on the purchaser to SDRT at the rate of 0.5% of the amount or value of the consideration (or, in certain circumstances, the market value of the Ordinary Shares), but where an instrument of transfer is executed and duly stamped before the expiry of a period of six years beginning with the date of that agreement (or, if the agreement was conditional, the date on which it became unconditional), (i) any SDRT that has not been paid ceases to be payable, and (ii) any SDRT that has been paid may be recovered from HMRC, generally with interest.

Depositary Receipt Issuers and Clearance Services

Special rules apply where Ordinary Shares are issued or transferred to, or to a nominee or agent for, either a person whose business is or includes issuing depositary receipts within section 67 or section 93 Finance Act 1986 or a person whose business is or includes providing a clearance service within section 70 or section 96 of the Finance Act 1986, under which stamp duty or SDRT may be charged at a higher rate of 1.5%. However, where a clearance service has made and maintained an election under section 97A Finance Act 1986, the 1.5% charge will not apply as transfers of Ordinary Shares into and within that clearance service would then be subject to stamp duty or SDRT at the normal 0.5% rate (as discussed above). We understand that HMRC regards DTC as a clearance service for these purposes and that no relevant election under section 97A(1) has been made in respect of DTC.

On the basis of European Union case law, HMRC has confirmed that it will not seek to impose stamp duty or SDRT at the rate of 1.5% on issues of UK company shares to depositary receipt issuers and/or clearance systems. HMRC’s published guidance confirms that this remains HMRC’s position following the transition period which expired on December 31, 2020 after the withdrawal of the UK from the European Union. Accordingly, no stamp duty or SDRT should generally arise on the issue of Ordinary Shares to Cede & Co., as nominee of DTC (or on the issue of Ordinary Shares into a depositary receipt system).

However, HMRC’s published view is that the relevant case law does not have any impact upon the transfer (on sale or otherwise than on sale) of shares or securities to depositary receipt systems or clearance services that are not an integral part of an issue of share capital and so the 1.5% SDRT or stamp duty charge will generally continue to apply to such transfers. Therefore, if any Ordinary Shares are withdrawn from the facilities of DTC (which itself may give rise to a stamp duty or SDRT charge if the shares are simultaneously transferred), or if any Ordinary Shares are otherwise held outside of the facilities of DTC (and outside of the facilities of Euronext Copenhagen), a charge to stamp duty or SDRT at 1.5% may arise on a subsequent redeposit of Ordinary Shares into the facilities of DTC.

Transfers of Ordinary Shares within DTC or Euronext Copenhagen should not be subject to stamp duty or SDRT provided no instrument of transfer is entered into and no election that applies to the Ordinary Shares is made or has been made by DTC or Euronext Copenhagen (as applicable) under section 97A Finance Act 1986. In this regard, DTC has confirmed that DTC has not made an election under section 97A Finance Act 1986 which would affect the Ordinary Shares to be issued to Cede, as nominee of DTC, on completion of the Business Combination. Similarly, Euronext Copenhagen has confirmed that Euronext Copenhagen has not made an election under section 97A Finance Act 1986.

Any SDRT in respect of any transfer into a clearance service or depositary receipt system, which does arise will generally be accountable by the clearance service or depositary receipt system operator (as the case may be), but will, in practice, be payable by the participants in the clearance service or depositary receipt system.

It is noted that Topco submitted a non-statutory clearance application to HMRC to confirm certain aspects of the stamp duty and SDRT analysis above in relation to the Merger. HMRC has granted the clearances requested.

The UK Retained EU Law (Revocation and Reform) Bill, which was introduced to Parliament in the UK on September 22, 2022, intends to repeal, or assimilate into UK domestic law, all remaining retained European Union law as at December  31, 2023. It is currently uncertain whether or not the relevant European Union law that currently prohibits stamp duty or SDRT from arising on the issue of UK company shares to depositary receipt issuers and/or clearance systems will be repealed or assimilated into UK domestic law. If the relevant European law is repealed (and not assimilated or otherwise replaced in UK domestic law), then stamp duty or SDRT may arise on the future issue of UK company shares to depositary receipt issuers and/or clearance systems.

CERTAIN ERISA CONSIDERATIONS

An equity investment in us by a “benefit plan” may raise certain issues under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code. Certain of these issues are described below. No attempt is made in this summary to describe issues that may arise under federal, state or local laws that are not preempted by ERISA (for example, any federal, state or local laws applicable to governmental plans or other benefit plans excluded from coverage under ERISA). In addition, this summary does not discuss the laws of any country other than the United States. Prospective investors that may be subject to any such laws should therefore consult their professional advisors with regard to such laws.

Benefit Plans

ERISA and the Code regulate “benefit plans,” which are broadly defined in Section 3(3) of ERISA as “employee benefit plans” and Section 4975(e)(1) of the Code as “plans.” For purposes of this summary, the term “benefit plan” includes, but is not limited to, qualified pension, profit-sharing, and stock bonus plans established by an employer or employer organization (also referred to herein as qualified retirement plans) and individual retirement accounts (“IRAs”).

Fiduciaries

ERISA and the Code impose certain duties on persons who are fiduciaries of such benefit plans and prohibit certain transactions involving the assets of such benefit plans and their fiduciaries or certain parties with an interest in the benefit plans. Under ERISA and the Code, any person who (a) exercises discretionary authority or control over the management of the benefit plan or exercises any authority or control over the management or disposition of the assets of the benefit plan, (b) renders investment advice to the benefit plan for a fee or other compensation, (c) has discretionary authority or responsibility in the administration of the benefit plan, or (d) otherwise is designated to carry out the foregoing, generally is considered to be a fiduciary of the benefit plan.

Duties of a Fiduciary

Under ERISA, a benefit plan fiduciary is required to discharge its duties with respect to such benefit plan solely in the interest of participants and beneficiaries of the benefit plan, and for the exclusive purpose of (a) providing benefits to participants and beneficiaries, and (b) defraying reasonable expenses of the benefit plan. Such duties must be discharged with such care, skill, prudence, and diligence under the circumstances then prevailing as a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a similar character and with similar aims. A fiduciary must also (a) diversify the investments of the benefit plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so, and (b) invest assets of the benefit plan in accordance with the documents and instruments governing the benefit plan to the extent such documents and instruments are consistent with the provisions of ERISA.

In considering an investment of a portion of the assets of any benefit plan in us, a benefit plan fiduciary must discharge its duties in accordance with ERISA and the Code. Such duties include, but are not limited to, determining, in light of the risk factors inherent in an investment in us, whether the investment is in accordance with the documents and instruments governing the benefit plan and the applicable provisions of ERISA or the Code. For instance, the benefit plan fiduciary should consider whether the investment is permitted by the applicable plan documents and governing instruments and would be considered as prudent under ERISA and whether the benefit plan will satisfy ERISA’s diversification rules after the investment is made (the fiduciary rules of ERISA generally do not apply to IRAs but IRAs are subject to the prohibited transaction rules described below and those rules should be evaluated in connection with any contemplated investment in us by an IRA). In addition, a benefit plan fiduciary should consider whether the investment will result in the recognition of unrelated business taxable income by the benefit plan, and the effect such recognition would have on the benefit plan’s after-tax investment return.

Prohibited Transactions

A “prohibited transaction” is defined to include most transactions involving “plan assets,” including (without limitation) the direct or indirect sale of property, lending of money, and provision of services, between a benefit plan and certain persons who have specified relationships with the benefit plan (such persons being a “party in interest,” and/or “disqualified person,” as described below). Acts of self-dealing by fiduciaries also constitute prohibited transactions. Unless a statutory, individual or class exemption is available, the Code imposes an excise tax on such prohibited transactions and may result in a loss of tax-exempt status with respect to an IRA. Accordingly, absent an exemption, a fiduciary of a benefit plan should not invest the assets of any benefit plan in us if Topco or any of its affiliates is a fiduciary or other “party in interest” (as defined in ERISA) or “disqualified person” (as defined in the Code) with respect to the benefit plan.

Plan Assets

Fiduciary responsibilities and prohibited transaction restrictions generally apply with respect to the assets of a benefit plan, as well as any entity whose assets include such benefit plan’s assets. The U.S. Department of Labor has promulgated regulations, 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”), which identify a benefit plan’s assets when a benefit plan invests in an entity. Under the Plan Asset Regulations, if a benefit plan (or an entity whose assets include such benefit plan’s assets, collectively, a “benefit plan investor” within the meaning of the Plan Asset Regulations) invests in us, unless an exception applies, the benefit plan’s assets will include its interest in us and will also include our underlying assets.

There are four exceptions to the rule treating an entity’s underlying assets as plan assets. Generally, if a benefit plan invests in an entity, then such benefit plan’s assets will include its equity investment in the entity but will not include the entity’s underlying assets, so long as the entity is one:

•

whose security is a publicly offered security (i.e., the equity interests are held by 100 or more investors independent of the issuer and each other, freely transferable within the meaning of the Plan Asset Regulations and registered under certain provisions of the federal securities laws);

•	whose security is registered under the Investment Company Act of 1940;

•

which is an operating company, including a “venture capital operating company” or a “real estate operating company” (i.e., an entity primarily engaged in production of a product or service other than the investment of capital (i.e., an active business), an entity that primarily invests in such active businesses or invests certain real estate that is managed or developed); or

•	in which equity participation by benefit plan investors is not “significant” (i.e., benefit plan investors hold less than 25% of the total value of each class of equity interests in the entity).

It is expected that our Ordinary Shares will constitute publicly-offered securities, within the meaning of (a) immediately above. Thus, it is expected that our underlying assets generally will not be considered as “plan assets” under the Plan Assets Regulation.

Plan Asset Consequences

If our underlying assets were to be deemed to be “plan assets,” then, among other things, (a) the prudence and other fiduciary responsibility standards of ERISA would apply to our operations and (b) certain transactions in which we might seek to engage could constitute or involve “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, Topco and any other fiduciary that has engaged in the prohibited transaction could be required (a) to restore to the benefit plan any profit realized on the transaction and (b) to reimburse the benefit plan for any losses suffered by the benefit plan as a result of the transaction. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year (or portion of the year) the transaction continues and, unless the transaction is corrected (e.g., unwound) within statutorily required periods, to an additional tax of 100% of the amount involved (such taxes are referred to as “prohibited transaction excise taxes”). Benefit plan fiduciaries who decide to invest in us could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in us or as co-fiduciaries for actions taken by or on behalf of us or our general partner and/or its affiliates. With respect to IRAs, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status. In addition, to the extent someone other than the IRA owner or beneficiary engaged in such prohibited transaction, such person could be subject to prohibited transaction excise taxes. The foregoing discussion is not comprehensive and other significant adverse results could also arise.

All potential investors should consult with their own legal counsel concerning the potential impact of ERISA and the Code to such potential investor prior to making an investment in us. A benefit plan fiduciary can be personally liable for (a) losses incurred by a benefit plan resulting from a breach of fiduciary duties, (b) a civil penalty, which may be imposed by the U.S. Department of Labor, of as much as 20% of any amount recovered by the benefit plan, and (c) to the extent the benefit plan fiduciary is also a disqualified person within the meaning of Section 4975 of the Code, prohibited transaction excise taxes. Accordingly, before proceeding with an investment in us, a benefit plan fiduciary, taking into account the facts and circumstances of such benefit plan, should consider any applicable fiduciary standards and any prohibitions imposed against certain transactions under ERISA or the Code, and the permissibility of such investment under the governing documents of the benefit plan. Thus, taking into consideration the information contained herein, the benefit plan fiduciary should give special attention to (a) the Plan Asset Regulations and the impact of such regulations upon the benefit plan fiduciary’s decision to invest in us, (b) the prudence of an investment in us, and (c) otherwise applicable provisions of ERISA and the Code, considering all facts and circumstances of the investment which the benefit plan fiduciary knows or should know are relevant to the investment or a series or program of investments of which an investment we are a part.

Topco and its counsel make no representations with respect to whether an investment in us would be a suitable investment within any benefit plan’s particular investment portfolio.

PLAN OF DISTRIBUTION

The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other permitted transfer after the date of this prospectus (all of whom may be selling shareholders), may sell some or all of the securities covered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which our Ordinary Shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which our Ordinary Shares are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	“at-the-market” offering transactions;

•	short sales, either directly or with a broker-dealer or affiliate thereof;

•	through the writing of options on the Ordinary Shares, whether or not the options are listed on an options exchange;

•	through loans or pledges of the Ordinary Shares to a broker-dealer or an affiliate thereof;

•

by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Ordinary Shares;

•	through the distribution by any selling shareholder to its partners, members or equity holders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

For example, the selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of our Ordinary Shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of Ordinary Shares at a stipulated price. If the broker-dealer is unable to sell the Ordinary Shares acting as agent for a selling shareholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire Ordinary Shares as principals may thereafter resell the Ordinary Shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the Ordinary Shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

A selling shareholder may also enter into hedging and/or monetization transactions. For example, a selling shareholder may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling shareholder and engage in short sales of our Ordinary Shares under this prospectus, in which case the other party may use Ordinary Shares received from the selling shareholder to close out any short position;

•	sell short our Ordinary Shares under this prospectus and use Ordinary Shares held by the selling shareholder to close out any short position;

•

enter into options, forwards or other transactions that require the selling shareholder to deliver, in a transaction exempt from registration under the Securities Act, Ordinary Shares to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling shareholder and publicly resell or otherwise transfer Ordinary Shares under this prospectus;

•

loan or pledge Ordinary Shares to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling shareholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling shareholder and sell the pledged shares, under this prospectus. As and when a selling shareholder takes such actions, the number of securities offered under this prospectus on behalf of such selling shareholder will decrease. The plan of distribution for that selling shareholder’s Ordinary Shares will otherwise remain unchanged; or

•

enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of Ordinary Shares, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of Ordinary Shares. The third party in such sale transactions may be an underwriter and, if applicable, will be identified as such in the applicable prospectus supplement (or a post-effective amendment).

The selling shareholders may also sell Ordinary Shares pursuant to Rule 144 under the Securities Act or Regulation S under the Securities Act.

We do not know of any arrangements by the selling shareholders for the sale of our Ordinary Shares.

To the extent required under the Securities Act, the aggregate amount of selling shareholders’ Ordinary Shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Ordinary Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders’ Ordinary Shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the Ordinary Shares sold by them may be deemed to be underwriting discounts and commissions.

The selling shareholders and other persons participating in the sale or distribution of the Ordinary Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Ordinary Shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Ordinary Shares in the market and to the activities of the selling shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the particular Ordinary Shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

To the extent permitted by applicable law, this plan of distribution may be modified in a prospectus supplement or otherwise.

We agreed to register the Ordinary Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

We will not receive any proceeds from sales of any Ordinary Shares by the selling shareholders.

We cannot assure you that the selling shareholders will sell all or any portion of the Ordinary Shares offered hereby. All of the foregoing may affect the marketability of the securities offered hereby.

LEGAL MATTERS

The validity of the Ordinary Shares offered hereby will be passed upon for us by Travers Smith LLP, legal counsel as to English law.

EXPERTS

The consolidated financial statements of Noble Corporation (Successor) as of December 31, 2021, and for the period from February 6, 2021 through December 31, 2021 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Noble Corporation’s emergence from bankruptcy and adoption of fresh start accounting on February 5, 2021 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Noble Holding Corporation plc (formerly known as Noble Corporation plc) (Predecessor) as of December 31, 2020, and for the period from January 1, 2021 through February 5, 2021, and for each of the two years in the period ended December 31, 2020 incorporated in this prospectus by reference to Noble Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Noble Corporation plc’s (subsequently renamed Noble Holding Corporation plc) petition on July 31, 2020 with the United States Bankruptcy Court for the Southern District of Texas for reorganization under the provisions of Chapter 11 of the Bankruptcy Code, and emergence from bankruptcy and adoption of fresh start accounting on February 5, 2021 as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pacific Drilling Company LLC as of December 31, 2020 (Successor), and of Pacific Drilling S.A. for the year ended December 31, 2020 (Predecessor), have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the basis for presentation for Pacific Drilling Company LLC’s emergence from bankruptcy.

The financial statements of The Drilling Company of 1972 A/S as of December 31, 2021, 2020 and 2019 and for the years then ended included in Noble Corporation plc’s (formerly known as Noble Finco Limited) Registration Statement on Form S-4 dated March 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, independent auditors, given on the authority of said firm as experts in auditing and accounting.

NOBLE CORPORATION plc

A Ordinary Shares

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the expenses (other than underwriting discounts and commissions) to be incurred by us in connection with a distribution of the securities registered under this registration statement.

SEC registration fee		$88,640.79
Accounting fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*

Total	$	*

*

Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the registrant anticipates it will incur in connection with the offering of securities under this registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

Item 15.	Indemnification of Directors and Officers

Topco is a public limited company incorporated under the laws of England and Wales. Chapter 7 of Part 10 of the Companies Act contains provisions protecting directors from liability. All statutory references in this Item 15 are to the Companies Act.

Section 232(1) makes void any provision that purports to exempt a director of a company from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company.

Section 232(2) makes void any provision by which a company directly or indirectly provides an indemnity for a director of the company (or of an associated company) against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company, except as permitted by:

(a) liability insurance pursuant to Section 233;

(b) qualifying third-party indemnity provisions falling within Section 234; and

(c) qualifying pension scheme indemnity provisions falling within Section 235.

Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company against liability for negligence, default, breach of duty or breach of trust in relation to the company.

Section 234 allows for Topco to provide an indemnity against liability incurred by a director to someone other than Topco or an associated company. Such an indemnity does not permit indemnification against liability to pay (i) criminal fines, (ii) penalties to a regulatory authority, (iii) the costs of an unsuccessful defense of criminal, (iv) the costs of civil proceedings brought by Topco or an associated company or (v) the costs in connection with an application for relief under Sections 661 (power of court to grant relief in case of acquisition of shares by innocent nominee) or 1157 (general power of court to grant relief in case of honest and reasonable conduct).

Any indemnity provided under Section 234 must be disclosed in Topco’s annual report in accordance with Section 236 and copies of such indemnification provisions made available for inspection in accordance with Section 237 (and every member has a right to inspect and request such copies under Section 238).

Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.

To the extent permitted by the Companies Act and without prejudice to any indemnity to which any person may otherwise be entitled, the Topco Articles of Association authorize indemnification to the fullest extent permitted under law.

Where a person is indemnified against any liability in accordance with this Item 15, such indemnity shall extend, to the extent permitted by the Companies Act, to all costs, charges, losses, expenses and liabilities incurred by him in relation thereto.

In accordance with the authorization set out in the Topco Articles of Association, to the fullest extent permitted by law and without prejudice to any other indemnity to which the director may otherwise be entitled, Topco has entered into deeds of indemnity with its directors and officers. Under the deeds of indemnity, Topco will indemnify its directors and officers to the fullest extent permitted or authorized by the Companies Act or by any other statutory provisions authorizing or permitting such indemnification.

Topco also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities.

Item 16.	Exhibits

Exhibit Number	Description

2.1	Modified Second Amended Joint Plan of Reorganization of Noble Corporation plc (n/k/a Noble Holding Corporation plc), a company incorporated under the laws of England and Wales (“Legacy Noble”), and its Debtor Affiliates (filed as Exhibit 2.1 to Legacy Noble’s Current Report on Form 8-K filed on November 23, 2020 and incorporated herein by reference).

2.2†	Agreement and Plan of Merger, dated as of March 25, 2021, by and among Noble Corporation, a Cayman Islands company (“Noble Cayman”), Duke Merger Sub, LLC and Pacific Drilling Company LLC (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on March 25, 2021 and incorporated herein by reference).

2.3†	Purchase and Sale Agreement, dated as of August 25, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd. and ADES International Holding Limited (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on August 26, 2021 and incorporated herein by reference).

2.4†	Amendment No. 1 to Purchase and Sale Agreement, dated as of October 15, 2021, by and among Noble Finance Company, Noble Drilling (TVL) Ltd., Noble SA Limited, Noble Rig Holding I Limited, Noble Rig Holding 2 Limited, Noble Drilling Arabia Co. Ltd., ADES International Holding Limited and ADES Saudi Limited Company (filed as Exhibit 2.7 to Noble Cayman’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and incorporated herein by reference).

Exhibit Number	Description

2.5†	Business Combination Agreement, dated as of November 10, 2021, by and among Noble Corporation, Noble Finco Limited (n/k/a Noble Corporation plc) (“Topco”), Noble Newco Sub Limited and The Drilling Company of 1972 A/S (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on November 10, 2021 and incorporated herein by reference).

2.6	Amendment No. 1 to Business Combination Agreement, dated as of August 5, 2022, by and among Noble Corporation plc, Noble Corporation, Noble Newco Sub Limited and The Drilling Company of 1972 A/S (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on August 5, 2022 and incorporated herein by reference).

2.7†	Asset Purchase Agreement, dated as of June 23, 2022, by and among Noble Corporation and certain of its subsidiaries, Shelf Drilling (North Sea), Ltd., and Shelf Drilling, Ltd. (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on June 23, 2022 and incorporated herein by reference).

2.8†*	Deed of Amendment relating to the Asset Purchase Agreement, dated as of August 25, 2022, by and among Noble Corporation and certain of its subsidiaries, Shelf Drilling (North Sea), Ltd., and Shelf Drilling, Ltd. (filed as Exhibit 2.1 to Noble Cayman’s Current Report on Form 8-K filed on August 31, 2022 and incorporated herein by reference).

3.1	Amended and Restated Articles of Association of Noble Corporation plc (filed as Exhibit 3.1 to Topco’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

4.1	Indenture, dated as of February 5, 2021, among Noble Finance Company, the subsidiaries of Noble Finance Company party thereto, as guarantors, and U.S. Bank National Association, a national banking association, as collateral agent and trustee (including the form of Second Lien Note attached thereto) (filed as Exhibit 4.1 to Noble Cayman’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of December 17, 2021, among Pacific Drilling S.A., as guarantor, and U.S. Bank National Association, a national banking association, as collateral agent and trustee (filed as Exhibit 4.2 to Amendment No. 2 to Noble Cayman’s Registration Statement on Form S-3/A dated December 22, 2021 (No. 333-255406) and incorporated herein by reference).

4.3	Second Supplemental Indenture, dated as of September 27, 2022, among Pacific Santa Ana Limited, as guarantor, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, a national banking association), as collateral agent and trustee (filed as Exhibit 4.3 to Topco’s Registration Statement on Form S-3 dated September 30, 2022 (No. 333-267684) and incorporated herein by reference).

4.4	Third Supplemental Indenture, dated as of September 28, 2022, among Noble NDUS UK Ltd, as guarantor, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association, a national banking association), as collateral agent and trustee (filed as Exhibit 4.4 to Topco’s Registration Statement on Form S-3 dated September 30, 2022 (No. 333-267684) and incorporated herein by reference).

4.5	Equity Registration Rights Agreement, dated as of February 5, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.6 to Noble Cayman’s Current Report on Form 8-K filed on February 8, 2021 and incorporated herein by reference).

4.6	Registration Rights Agreement, dated as of April 15, 2021, by and among Noble Corporation and the holders party thereto (filed as Exhibit 10.1 to Noble Cayman’s Current Report on Form 8-K filed on April 16, 2021 and incorporated herein by reference).

Exhibit Number	Description

4.7	Registration Rights Agreement, dated as of October 3, 2022, by and between Noble Corporation plc and APMH Invest A/S (filed as Exhibit 10.2 to Topco’s Current Report on Form 8-K filed on October 3, 2022 and incorporated herein by reference).

4.8	Tranche 1 Warrant Agreement, dated as of September 30, 2022, by and among Noble Corporation plc, Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.2 to Topco’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

4.9	Tranche 2 Warrant Agreement, dated as of September 30, 2022, by and among Noble Corporation plc, Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.3 to Topco’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

4.10	Tranche 3 Warrant Agreement, dated as of September 30, 2022, by and among Noble Corporation plc, Computershare Inc. and Computershare Trust Company, N.A. (filed as Exhibit 10.4 to Topco’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

4.11	Assumption Agreement, dated as of September 30, 2022, by and between Noble Corporation plc and Noble Corporation (filed as Exhibit 10.5 to Topco’s Current Report on Form 8-K filed on September 30, 2022 and incorporated herein by reference).

4.12	Relationship Agreement, dated as of October 3, 2022, by and among Noble Corporation plc, Noble Corporation and APMH Invest A/S (filed as Exhibit 10.3 to Topco’s Current Report on Form 8-K filed on October 3, 2022 and incorporated herein by reference).

5.1	Opinion of Travers Smith LLP.

22.1	List of Guarantor Subsidiaries and Affiliate Securities Pledged as Collateral (filed as Exhibit 22.1 to Topco’s Registration Statement on Form S-3 dated September 30, 2022 (No. 333-267684) and incorporated herein by reference).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of KPMG LLP.

23.4	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

23.5	Consent of Travers Smith LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on the signature page hereto).

107	Filing Fees Table.

†	Certain portions of the exhibit have been omitted. The registrant agrees to furnish a supplemental copy with any omitted information to the Securities and Exchange Commission (“SEC”) upon request.
*	Certain personally identifiable information contained in this exhibit has been redacted pursuant to Item 601(a)(6) of Regulation S-K.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on October 19, 2022.

NOBLE CORPORATION plc

By:	/s/ Robert W. Eifler
Robert W. Eifler
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Robert W. Eifler and Richard B. Barker, and each of them, each of whom may act without the joinder of the others, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. Eifler Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer)	October 19, 2022

/s/ Richard B. Barker Richard B. Barker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	October 19, 2022

/s/ Laura D. Campbell Laura D. Campbell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	October 19, 2022

/s/ Alan J. Hirshberg Alan J. Hirshberg	Director	October 19, 2022

/s/ Ann D. Pickard Ann D. Pickard	Director	October 19, 2022

/s/ Charles M. Sledge Charles M. Sledge	Director	October 19, 2022

Signature	Title	Date

/s/ Claus V. Hemmingsen Claus V. Hemmingsen	Director	October 19, 2022

/s/ Kristin H. Holth Kristin H. Holth	Director	October 19, 2022

/s/ Alastair Maxwell Alastair Maxwell	Director	October 19, 2022